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THE STANLEY WORKS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, Millions of Dollars Except Per Share Amounts)

	FIRST QUARTER
	2006	2005
NET SALES	$968.7	$796.3

COSTS AND EXPENSES
Cost of sales	636.8	509.3
Selling, general and administrative	238.8	184.4
Interest-net	15.6	7.6
Other-net	19.3	9.5
Restructuring charges	7.3	—

	917.8	710.8

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	50.9	85.5
Income taxes	12.4	19.7

NET EARNINGS FROM CONTINUING OPERATIONS	$38.5	$65.8

Earnings (loss) from discontinued operations (including loss
on disposal of $1.5 million in 2006) before income taxes	(1.0)	0.9
Income taxes (benefit) on discontinued operations	(0.2)	0.1

NET EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS	(0.8)	0.8

NET EARNINGS	$37.7	$66.6

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Continuing operations	$0.46	$0.79
Discontinued operations	(0.01)	0.01

Total basic earnings per share of common stock	$0.46	$0.80

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Continuing operations	$0.45	$0.77
Discontinued operations	(0.01)	0.01

Total diluted earnings per share of common stock	$0.45	$0.78

DIVIDENDS PER SHARE	$0.29	$0.28

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	82,892	82,822

Diluted	84,804	85,156

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THE STANLEY WORKS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, Millions of Dollars)

	April 1, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$204.9	$657.8
Accounts and notes receivable	782.4	609.6
Inventories	548.5	460.7
Other current assets	90.5	84.2
Assets held for sale	3.4	13.3

Total current assets	1,629.7	1,825.6

Property, plant and equipment	491.4	467.1
Goodwill and other intangibles	1,482.0	1,060.4
Other assets	184.5	192.0

Total assets	$3,787.6	$3,545.1

LIABILITIES AND SHAREOWNERS’ EQUITY

Short-term borrowings	$400.7	$170.2
Accounts payable	411.0	327.7
Accrued expenses	464.5	374.3
Liabilities held for sale	—	3.1

Total current liabilities	1,276.2	875.3

Long-term debt	821.3	895.3
Other long-term liabilities	363.1	329.6
Shareowners’ equity	1,327.0	1,444.9

Total liabilities and equity	$3,787.6	$3,545.1

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THE STANLEY WORKS AND SUBSIDIARIES
SUMMARY OF CASH FLOW ACTIVITY
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2006	2005
OPERATING ACTIVITIES

Net earnings	$37.7	$66.6
Depreciation and amortization	30.3	23.4
Changes in working capital	9.6	(21.2)
Other	7.6	(8.2)

Net cash provided by operating activities	85.2	60.6

INVESTING AND FINANCING ACTIVITIES

Capital and software expenditures	(14.5)	(10.5)
Proceeds (taxes paid) from sale of business	0.9	(10.6)
Business acquisitions and asset disposals	(490.6)	(59.7)
Cash dividends on common stock	(23.8)	(23.2)
Other	(10.1)	103.9

Net cash used in investing and financing activities	(538.1)	(0.1)

Increase(decrease) in Cash and Cash Equivalents	(452.9)	60.5
Cash and Cash Equivalents, Beginning of Period	657.8	250.0

Cash and Cash Equivalents, End of Period	$204.9	$310.5

Free Cash Flow Computation

Operating Cash Flow	$85.2	$60.6
Less: capital and software expenditures	(14.5)	(10.5)

Free Cash Flow (before dividends)	$70.7	$50.1

Free cash flow is defined as cash flow from operations less capital expenditures; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The change in working capital is comprised of accounts receivable, inventory and accounts payable.

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THE STANLEY WORKS AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2006	2005
NET SALES
Consumer Products	$309.8	$257.2
Industrial Tools	451.0	349.3
Security Solutions	207.9	189.8

Total	$968.7	$796.3

OPERATING PROFIT
Consumer Products	$37.3	$41.0
Industrial Tools	28.7	36.8
Security Solutions	27.1	24.8

Total	$93.1	$102.6